Exhibit 5.1

                                  [LETTERHEAD]
                            LEGAL & COMPLIANCE, LLC
                           330 Clematis Street, #127
                         West Palm Beach, Florida 33401
                                 #561-514-0936
                                Fax-561-514-0532
                           www.legalandcompliance.com

February 3, 2006

Board of Directors Infe-Human Resources, Inc.
67 Wall Street 22nd Floor
New York, NY  10005-3198

Re:  Registration Statement on Form SB-2

Dear Board Members:

We have acted as counsel to Infe Human Resources, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 14,100,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), as described below. A registration statement on Form SB-2 has been filed with the Securities and Exchange Commission (file no. 333-_____________) on or about February 2, 2005(the "Registration Statement").

The Registration Statement seeks the registration of _____________ shares of the Common Stock (the "Registered Shares"). The Registered Shares are to be offered to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with rendering this opinion we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as we deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, we have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as we have deemed necessary for the opinion expressed herein, and we have relied, to the extent we deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, we have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, we are of the opinion that the Registered Shares have each been duly authorized for issuance and sale, and when sold and issued against payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the State of Nevada, including statutory provisions, all applicable provisions of the Nevada Constitution and reporting judicial decisions interpreting those laws.

We hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Legal & Compliance, LLC

   /s/ Laura Anthony
By:_________________________
      Laura Anthony, President